As Filed With the Securities and Exchange Commission on May 15, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRADE STREET RESIDENTIAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	13-42841487
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

19950 West Country Club Drive, Suite 800 Aventura, Florida	33180
(Address of Principal Executive Offices)	(Zip Code)

TRADE STREET RESIDENTIAL, INC. 2013 EQUITY INCENTIVE PLAN

(Full title of the plan)

Michael D. Baumann

Chairman and Chief Executive Officer

19950 West Country Club Drive, Suite 800

Aventura, Florida 33180

(Name and address of agent for service)

(786) 248-5200

(Telephone number, including area code, of agent for service)

Copy to:

John A. Good, Esq.

Amanda R. Poe, Esq.

Bass, Berry & Sims PLC

The Tower at Peabody Place, Suite 900

Memphis, Tennessee 38103

Phone: (901) 543-5900

Facsimile: (888) 543-4644

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	431,250 shares	$9.65	$4,161,563	$568.00

(1)

This Registration Statement covers 431,250 shares of the common stock, $0.01 par value per share (the “Common Stock”) of Trade Street Residential, Inc. (the “Registrant”) that may be available for issuance under the Trade Street Residential, Inc. 2013 Equity Incentive Plan (as amended, the “Plan”). Further, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement registers such additional shares of Common Stock as may be offered or issued under the Plan to prevent dilution resulting from stock dividends, extra-ordinary cash dividends, stock split-ups, subdivisions or consolidation of shares or similar transactions that results in an increase in the number of the outstanding shares of Common Stock issuable pursuant to awards granted under the Plan. In addition, pursuant to Rule 416(c) of the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2)

Pursuant to Rule 457(h)(1) and (c) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low selling prices of the Registrant’s Common Stock on The Nasdaq Global Market on May 14, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Trade Street Residential, Inc. 2013 Equity Incentive Plan, or the Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended, or the Securities Act. Such documents are not being filed with the Securities and Exchange Commission, or the Commission, but constitute, along with the documents incorporated by reference into this registration statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Trade Street Residential, Inc., or the Company, will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this registration statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to Trade Street Residential, Inc., 19950 West Country Club Drive, Suite 800, Aventura, Florida 33180, Attention: Corporate Secretary, telephone number (786) 248-5200.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are hereby incorporated by reference into this registration statement and shall be deemed to be a part hereof from the date of filing of such document:

(1)	The Company’s prospectus filed with the Commission on May 14, 2013, pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-11, as amended (File No. 333-185936).

(2)	The description of the Registrant’s common stock, par value $0.01 per share, contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on May 7, 2013, including any amendment or report filed for the purpose of updating such description.

Except to the extent that information therein is deemed furnished and not filed pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this registration statement and prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Notwithstanding the foregoing, information furnished to the Commission under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this registration statement or the related prospectus.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) the actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and material to the cause of action. The Company’s charter contains a provision that eliminates its directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires a Maryland corporation unless its charter provides otherwise, which the Company’s charter does not, to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	an act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

The Company’s charter authorizes it to obligate its company and its bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of the company and at the company’s request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, trustee, member or manager and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.

The Company’s charter and bylaws also permit it, subject to approval from its board of directors, to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

The operating partnership agreement provides that the Company, as general partner through a wholly owned subsidiary, and the Company’s officers and directors are indemnified to the fullest extent permitted by Delaware law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling the Company for liability arising under the Securities Act, the Company has been informed that in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In addition, the Company has entered into indemnification agreements with each of its executive officers and directors whereby it indemnifies such executive officers and directors to the maximum extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order the Company to indemnify such executive officer or director.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

5.1	Opinion of Venable LLP

23.1	Consent of Grant Thornton LLP

23.2	Consent of Mallah Furman - Beckanna on Glenwood

23.3	Consent of Mallah Furman - Mercé Apartments

23.4	Consent of Mallah Furman - Park at Fox Trails

23.5	Consent of Mallah Furman - Trails at Signal Mountain

23.6	Consent of Mallah Furman - Terrace at River Oaks

23.7	Consent of Mallah Furman - Westmont Commons

23.8	Consent of Mallah Furman - Woodfield St. James

23.9	Consent of Mallah Furman - Vintage at Madison Crossing

23.10	Consent of Mallah Furman - Woodfield Creekstone

23.11	Consent of Venable LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

99.1	Trade Street Residential, Inc. 2013 Equity Incentive Plan (Filed as Exhibit 10.7 to Pre- Effective Amendment No. 2 to the Company’s Registration Statement on Form S-11 (File No. 333-185936) filed on February 14, 2013 and incorporated herein by reference)

Item 9.	Undertakings.

a. The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aventura, State of Florida, on this 15th day of May, 2013.

TRADE STREET RESIDENTIAL, INC.

By:	/s/ Michael Baumann
Michael Baumann
Chairman and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Michael Baumann and Bert Lopez as his/her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.

This power of attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Baumann	Chairman and Chief Executive Officer	May 15, 2013
Michael Baumann

/s/ Bert Lopez	Chief Financial Officer and Chief Operating Officer	May 15, 2013
Bert Lopez

/s/ James Boland	Director	May 15, 2013
James Boland

/s/ Randolph C. Coley	Director	May 15, 2013
Randolph C. Coley

/s/ Lewis Gold	Director	May 15, 2013
Lewis Gold

/s/ David Levin	Director	May 15, 2013
David Levin

/s/ Mack D. Pridgen III	Director	May 15, 2013
Mack D. Pridgen III

/s/ Sergio Rok	Director	May 15, 2013
Sergio Rok

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Venable LLP

23.1	Consent of Grant Thornton LLP

23.2	Consent of Mallah Furman - Beckanna on Glenwood

23.3	Consent of Mallah Furman - Mercé Apartments

23.4	Consent of Mallah Furman - Park at Fox Trails

23.5	Consent of Mallah Furman - Trails at Signal Mountain

23.6	Consent of Mallah Furman - Terrace at River Oaks

23.7	Consent of Mallah Furman - Westmont Commons

23.8	Consent of Mallah Furman - Woodfield St. James

23.9	Consent of Mallah Furman - Vintage at Madison Crossing

23.10	Consent of Mallah Furman - Woodfield Creekstone

23.11	Consent of Venable LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

99.1	Trade Street Residential, Inc. 2013 Equity Incentive Plan (Filed as Exhibit 10.7 to Pre- Effective Amendment No. 2 to the Company’s Registration Statement on Form S-11 (File No. 333-185936) filed on February 14, 2013 and incorporated herein by reference)